Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JULY SALES; REAFFIRMS SECOND QUARTER EARNINGS OUTLOOK

HOUSTON, TX, August 5, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended July 31, 2004 increased 26.5% to $89.2 million versus $70.5 million for the prior year four-week period ended August 2, 2003. The Company noted that the increase in total sales resulted primarily from the inclusion of the Peebles stores in this year's results, as well from the sales generated by the 14 net new stores that have been added subsequent to July of last year. Comparable store sales decreased 7.8% versus an increase of 0.9% last year. The Company stated that its comparable store sales results reflect the negative impact of the calendar shift in the Texas sales tax holiday weekend.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "As we anticipated and have previously discussed, our sales results for July were negatively impacted by the calendar shift in the Texas sales tax holiday weekend, which occurred during August 1st through August 3rd last year versus August 6th through August 8th for this year. Because of the calendar shift, none of the days of this event fell in this year's July period. This is a significant event for our company given that approximately 50% of our revenue is generated by our Texas-based stores."

Mr. Scarborough concluded, "Our comparable store sales for the month were actually positive 1.4% through Thursday, July 29th, which was the last day of the period in which a meaningful year-over-year comparison could be made. Due to the shift in the timing of this year's tax free sales event, our comparable store sales for Friday, July 30th and Saturday, July 31st were approximately $8.2 million below the same two days of last year, which created our overall comparable store sales decline for the month. Looking ahead, this calendar shift will obviously benefit the August and third quarter periods versus last year."

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Stage Stores Reports July Sales

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SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease)		($ in Millions)
	2004	2003*	2004	2003
1st Quarter	4.5%	(6.8)%	$289.7	$198.0
May	1.0	(5.4)	90.6	65.0
June	(2.5)	(2.7)	100.1	72.2
July	(7.8)	0.9	89.2	70.5
2nd Quarter	(3.2)	(2.4)	279.9	207.7
Year-To-Date	0.6	(4.6)	569.6	405.7

*2003 actual results are restated to include Peebles' comparable store sales.

For the second quarter ended July 31, 2004, the Company reported that total sales increased 34.8% to $279.9 million from $207.7 million last year. The Company noted that the increase in total sales resulted primarily from the inclusion of the Peebles stores in this year's results, as well from the sales generated by the 14 net new stores that have been added subsequent to the end of last year's second quarter. Comparable store sales, primarily reflecting the effect of unseasonably cool and wet weather in June and the impact on July from the calendar shift in the Texas sales tax holiday weekend, decreased 3.2% versus a decrease of 2.4% for the prior year period.

The Company stated that it continues to expect to report earnings for the second quarter consistent with its prior guidance of between $0.28 and $0.34 per diluted share. The Company plans to release its actual second quarter results before the market opens on August 19th.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 516 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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Stage Stores Reports July Sales

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"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's belief that the shift in the Texas sales tax holiday weekend will benefit the August and third quarter periods, as well as the Company's outlook and expectations for the second quarter of the 2004 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 15, 2004, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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